ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-1
$ 227,697,670 6.60% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   5,524,159     648,779     435,542    4.60%    7,609,889    6.70%
 Feb-98   5,293,626     618,396     479,090    5.30%    6,855,456    6.32%
 Mar-98   5,081,738     589,281     392,204    4.55%    6,231,654    6.02%
 Apr-98   5,313,497     561,331     279,535    3.42%    6,027,169    6.14%
 May-98   4,997,367     532,107     240,701    3.10%    5,343,914    5.73%
 Jun-98   4,683,299     504,622     263,093    3.57%    5,356,302    6.05%
 Jul-98   4,743,082     478,863     190,034    2.72%    5,035,963    6.01%
 Aug-98   4,569,870     452,777     119,638    1.81%    4,953,203    6.26%
 Sep-98   3,950,749     427,642     184,194    2.94%    4,906,945    6.54%
 Oct-98   4,199,618     405,913     189,827    3.22%    4,420,124    6.25%
 Nov-98   4,030,350     382,815     169,787    3.06%    4,195,091    6.30%
 Dec-98   3,697,295     360,648     214,733    4.09%    4,107,975    6.53%
        ____________ ___________ ___________
 Totals  56,084,649   5,963,175   3,158,377

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.